Name of Registrant:
Templeton Global Investment Trust

File No. 811-08226

Exhibit Item No. 77I: Terms of new or amended securities


The following series of the Registrant began offering new Class R6 shares on August 1, 2017.

-	Templeton Emerging Markets Balanced Fund